EXHIBIT 99.1

OFFERING CIRCULAR SUMMARY

This summary contains select information about Sbarro, Inc. It likely does not contain all the information that is important to you. You should read the entire offering circular, including “Risk Factors” and the consolidated financial statements and related notes thereto before making an investment decision. Unless otherwise noted, references in this offering circular to “Sbarro,” “the Company,” “we,” “our” or us refer to Sbarro, Inc. and its direct and indirect subsidiaries, following consummation of the acquisition of Sbarro, Inc. by MidOcean SBR Acquisition Corp., the initial issuer of the notes, and the other transactions described in this offering circular under “Transaction Overview.” Unless otherwise noted, references to “pro forma” are to give effect to the Transactions and the other adjustments set forth under “Unaudited Pro Forma Condensed Consolidated Financial Data.” All references to financials and financial statements are to the financial statements of Sbarro, Inc. and its consolidated subsidiaries. Unless otherwise noted, all financial and restaurant data are as of and for the last twelve months ended October 8, 2006, after giving pro forma effect to the Transactions. All references to the “LTM Period” are to the last twelve months ended October 8, 2006. Our fiscal year comprises 52 or 53 weeks. Unless otherwise noted, all references to “fiscal year” refer to the 52 or 53 week period ended on the Sunday nearest December 31st for the calendar year indicated. Our 2004 year contained 53 weeks. All other years presented herein contained 52 weeks.

Our Company

We believe we are the world’s leading Italian quick service restaurant (“QSR”) concept and the largest shopping mall-focused restaurant concept in the world. We have a global base of 955 units in 31 countries, with 479 company-owned units and 476 franchised units. Sbarro restaurants feature a menu of popular Italian food, including pizza, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, drinks and desserts. For the LTM Period, we had pro forma system-wide sales of $620.0 million, pro forma total revenues of $351.7 million and pro forma adjusted EBITDA of $59.9 million, representing a margin of 17.0%. In addition, we have achieved same-store sales growth in excess of 4% for the past three years.

Our site selection philosophy is to locate restaurants in high-pedestrian-traffic locations such as shopping malls, downtown areas, airports, casinos, universities and travel plazas. These highly visible locations have helped create a valuable brand with strong recognition, evidenced by the concept’s estimated 50% unaided brand awareness. Furthermore, this brand awareness has been achieved without relying on traditional marketing efforts. The Sbarro brand is respected not only by consumers, but also by franchisees and real estate developers, who view Sbarro as a preferred component of their development plans.

Our 479 company-owned restaurants are all located domestically in 43 states and the District of Columbia and are comprised of 396 “food court” restaurants and 83 “in-line” restaurants. Food court restaurants are primarily located in areas designated by the location’s landlord exclusively for restaurant use and share a common dining area provided by the landlord. These restaurants generally occupy between 500 and 1,000 square feet, contain only kitchen and service areas, have a more limited menu and employ 6 to 30 persons, including part-time personnel. In-line restaurants, which are self-contained restaurants, usually occupy between 1,500 and 3,000 square feet, seat approximately 60 to 120 people and employ 10 to 40 persons, including part-time personnel. Our franchisees operate 476 restaurants, of which 289 are in the U.S. and 187 are located in 30 countries outside the U.S. and in U.S. territories. Our franchisees’ restaurants are located primarily in shopping malls and other high-pedestrian-traffic areas.

Our family-oriented restaurants offer cafeteria and buffet-style quick service designed to minimize customer waiting time and facilitate table turnover. Sbarro’s diverse menu of authentic Italian food offers its customers a compelling alternative to traditional fast food. All of our entrees are prepared fresh daily according to special recipes developed by us. We serve generous portions of quality Italian food at attractive prices. Our average check price is $7.06 and entree selections generally range in price from $5.49 to $7.99. Pizza, which is sold predominantly by the slice and accounts for approximately 60% of restaurant sales, is sold for approximately $3.00 a slice.

Our restaurants are generally open seven days a week serving lunch, dinner and, in a limited number of locations, breakfast, with hours conforming to those of the major department stores or other large retailers in the mall or trade area in which they are located. Typically, mall restaurants are open to serve customers 10 to 12 hours a day, except on Sunday, when mall hours may be more limited. For company-owned restaurants open a full year, average sales for the LTM Period were approximately $616,000 for a food court restaurant and $958,000 for an in-line restaurant. Our sales are highest in the fourth quarter due to increased traffic in shopping malls during the holiday shopping season.

Industry Overview

The Company competes primarily in the QSR segment of the restaurant industry. According to Technomic, the restaurant industry had estimated total sales of $330.8 billion for 2005, an increase of 5.6% over 2004. The QSR segment is the largest component of the U.S. restaurant industry with approximately $169 billion of annual sales, which accounts for 51% of total industry sales. Technomic reports that QSR sales grew at a compound annual growth rate (“CAGR”) of 6.2% between 2000 and 2005 and are expected to continue to experience attractive growth with a CAGR of 5.5% from 2005 through 2010. Growth in the QSR segment is expected to increase as the number of dual income families increases and the general public becomes increasingly time constrained. According to the U.S. Bureau of Labor Statistics, the percentage of mothers with a child under age six participating in the workforce increased from 39% in 1975 to 63% in 2005. Traditional QSR characteristics are high-speed of service, convenience, limited menu choice and value price points. We believe that increasing demand for higher quality QSR offerings presents a substantial growth opportunity for Sbarro and other concepts that combine the convenience of traditional QSRs with distinctive menus, higher food quality and improved decor.

The pizza category, which represents a significant portion of our overall sales, is one of the major categories of the QSR industry in the U.S. This category has an estimated $28.0 billion of annual sales and represents 16.4% of QSR sales. The segment posted 3.4% growth among the top 500 chains in 2005 and is expected to grow at a CAGR of 3.0% from 2005 to 2010.

Our Competitive Strengths

Leading Italian QSR Concept. We believe we are the world’s leading Italian QSR concept. We have a global base of 955 units, with 479 company-owned units and 476 franchised units. The brand has proven domestic and international appeal, with 768 domestic units in 46 states and the District of Columbia and 187 units in 30 countries outside the U.S. and in U.S. territories.

A Leader in High-Pedestrian-Traffic Venues. Our site selection philosophy targets high-pedestrian-traffic venues including shopping malls, downtown areas, airports, casinos, universities and travel plazas. Today, we are the largest shopping mall-focused restaurant concept in the world. High-pedestrian-traffic venues are attractive because they ensure a consistent and large captive audience with minimal marketing expense.

Anchor Food Court Tenant for Leading Mall Developers. Given our leading position in high-pedestrian-traffic venues, we are an important component of the development plans for leading mall developers. Sbarro is well-positioned with the leading national mall developers and is currently achieving lease renewal rates in excess of 95%.

Differentiated versus Pizza Delivery Competition. While pizza represents a significant portion of our overall sales, we have a differentiated business model in comparison to large national pizza delivery chains. We are primarily a mall-based provider that offers a significantly more diverse menu of quality, authentic Italian foods than typical QSR pizza operators. Our Company prepares its food fresh daily and sells its pizza primarily by the slice, a practice not typically seen at large national pizza delivery chains. Furthermore, our business model does not rely on traditional advertising, delivery or discounting to drive sales.

Attractive Unit Economics. Our unit designs require moderate initial capital investment and limited maintenance capital expenditures, which, when combined with strong average unit volume (“AUV”) and attractive EBITDA margins, provides for significant returns on investment. Our food court units have an AUV of $616,000, a restaurant level EBITDA margin of 19.6% and an average cost to build of approximately $325,000 for the LTM Period. Our in-line units have an AUV of $958,000, restaurant level EBITDA of 17.0% and an average cost to build of $650,000 for the LTM Period. We target a return on investment of approximately 35%.

Experienced and Motivated Management Team. In 2004, we brought in a new executive management team led by Peter Beaudrault, who has over 35 years of experience in the foodservice industry and was formerly President and CEO of Hard Rock Café International. Mr. Beaudrault recruited a team of seasoned operators and executives, many of whom had previously worked with him at other restaurant companies. Our executive leadership is a cohesive team balanced between original Sbarro talent and established outside industry veterans. This team had an immediate and continuing impact on our performance achieving average same-store sales growth in excess of 4% for the past three years.

Our Strategy

We believe that there are significant opportunities to grow our business, strengthen our competitive position and enhance our brand through the execution of the following strategies:

Drive Same-Store Sales Growth. We intend to continue to drive same-store sales growth through a combination of menu innovation, intense focus on food quality and customer service and selective price increases. We are implementing these growth strategies through a number of initiatives including a renewed emphasis on promoting combination meal sales, a speed of service standard of three minutes or less, rigorous employee training programs and aggressive restaurant remodeling.

Restart Company-Owned Unit Growth. In conjunction with our going-private transaction in 1999, we chose to slow company-owned unit growth and as a result have only opened 13 new units since the beginning of 2003. By contrast, we opened an average of 41 units per year over the period 1991 to 1999. Management believes there exists substantial opportunity to increase the number of domestic company-owned stores in high-pedestrian-traffic locations and plans to open 16 company-owned units in 2007, of which 14 have committed leases.

Increase Penetration in Additional High-Pedestrian-Traffic Venues. Traditionally, we have operated principally in shopping malls, which will continue to be a core component of our growth strategy. We also intend to expand our penetration in other high-pedestrian-traffic settings including downtown areas, airports, casinos, universities and travel plazas, where we have modest penetration levels today.

Continue Domestic Franchise Growth. We currently have 289 domestic franchised units in 39 states and the District of Columbia. The majority of our domestic franchise units are operated by food service companies who manage food courts in high-pedestrian-traffic areas such as airports, universities and travel plazas. Our strategy is to continue to partner with these institutional food service companies to drive our growth in such locations.

Expand Our International Presence. We currently have 187 international franchise locations in 30 countries outside the U.S. and in U.S. territories, and we intend to significantly increase our international presence in a targeted number of countries by entering into significant development agreements with experienced restaurant operators. We currently have commitments for approximately 550 new restaurants with experienced restaurant operators in countries such as Russia, the Baltic states, India, Turkey and the United Arab Emirates.

Enhance Margins Through Operational Improvements. One of our priorities has been to reduce costs through stronger management controls and the effective implementation of new technologies. In 2005, we implemented a state-of-the-art point of sales system in our company-owned stores. The system’s store-level reporting capabilities have improved our ability to manage our supply chain and to quickly and efficiently change menus and pricing. The use of a single national distributor allows for the cost efficient delivery of supplies to all of our stores, and furthermore, we derive additional savings for our system by utilizing our scale to negotiate attractive terms from suppliers.

Transaction Overview

The Acquisition. On November 22, 2006, MidOcean SBR Holdings, LLC (“Holdings”), a Delaware limited liability company and an affiliate of MidOcean Partners III, L.P. and its affiliates (“MidOcean” or the “Sponsor”), MidOcean SBR Acquisition Corp. (“Acquisition Corp.”), a New York corporation and a wholly-owned subsidiary of Holdings, the Company and the shareholders of the Company (the “Sellers”), entered into an agreement and plan of merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Acquisition Corp. will be merged with and into the Company (the “Merger”) in exchange for consideration of (i) $417 million in cash, subject to certain adjustments (including an adjustment for the amount of any outstanding debt), and (ii) 33,000 non-voting perpetual preferred units in Holdings, each unit with a stated value of $1,000 (the “Seller Equity”). In addition, Sellers are entitled to receive a distribution of the cash on hand of the Company that is in excess of the sum of $11 million, which is to remain in the business, plus all amounts required to be paid in connection with special event bonuses. These bonuses, which will be paid by the Company on the closing date are estimated to be approximately $41 million in the aggregate. An additional $5.2 million of estimated transaction costs will be paid by the Sellers. Upon consummation of the Merger, all of the outstanding common stock of the Company will be owned by Holdings, which will be controlled by MidOcean.

Prior to the consummation of the Merger, the Company will transfer interests in certain assets to a newly formed limited liability company owned and controlled by certain of the Sellers. The assets and related costs that are being transferred by the Company to the Sellers (the “Withdrawn Assets”) are:

•	the interests in 401 Broadhollow Realty Corp. and 401 Broadhollow Fitness Center Corp., which own the corporate headquarters of the Company, the fitness center and the assets of the Sbarro Café located at the corporate headquarters;

•	a parcel of undeveloped real property located in East Northport, New York;

•	the interests in Boulder Creek Ventures LLC and Boulder Creek Holdings, LLC, which own a 40% interest in a joint venture that operates 15 steakhouses under “Boulder Creek” and other names; and

•	the interest in Two Mex-SS, LLC, which owns a 50% interest in a joint venture that operates two tex-mex restaurants under the “Baja Grill” name; and

•	the elimination of certain costs and expenses related to the offices of Mario Sbarro, Joseph Sbarro and Anthony Sbarro including salaries, bonuses, benefits, payroll taxes and travel and entertainment.

We refer to this entire transaction as the “Acquisition.”

Holdings expects to finance the Acquisition, including estimated fees and expenses, with $300 million of debt financing described below, $33 million of preferred equity of Holdings being issued to the Sellers and $133 million of cash common equity contributed to Holdings by MidOcean, management and certain other investors (together with MidOcean, the “Investors”). The consummation of the Merger and each of the financing transactions described below are conditioned upon the substantially concurrent closing of the other transactions.

The Financing Transactions. In connection with the Acquisition, we will:

•	enter into a new $150.0 million senior secured term loan facility and a new $25.0 million senior secured revolving facility (the “Senior Credit Facilities”);

•	issue $150.0 million in aggregate principal amount of notes offered hereby; and

•	conduct a tender offer and consent solicitation to repurchase all of our 11% senior notes due 2009 (the “11% Notes”). As of the date hereof, approximately % of the 11% Notes have been tendered.

We intend to use the net proceeds from this offering and the borrowings from the Senior Credit Facilities to pay the consideration of the Acquisition, repay all outstanding indebtedness under Sbarro’s existing amended and restated credit facility (the “Existing Credit Facility”), repurchase or redeem the 11% Notes and pay premiums and prepayment costs, accrued interest and transaction fees and expenses.

This offering, the Senior Credit Facilities and the refinancing of the debt, including premiums, fees and expenses, referred to above are collectively referred to herein as the “Financing Transactions.” The Financing Transactions together with the Acquisition are referred to herein as the “Transactions.”

We have summarized below the estimated sources and uses of funds for the Transactions. Except as noted, the sources and uses below assumes the consummation of the Transactions occurred on January 31, 2007.

Sources of Funds:	($ millions)	Uses of Funds:	($ millions)
Revolving credit facility(1)	—	Consideration to Sellers	$190.3
Term loan facility	$150.0	Refinance 11% Notes(2)	259.7
Notes offered hereby	150.0	Estimated Transactions expenses	16.0
Seller Equity	33.0
Common equity	133.0

Total sources	$466.0	Total uses	$466.0

(1)	Consists of a $25.0 million senior secured revolving credit facility. Revolver availability will be reduced by outstanding letters of credit. If the actual uses of funds exceed the estimated amounts set forth above, we will borrow additional funds from the revolving portion of our Senior Credit Facilities to pay the excess amounts.
(2)	Assumes that 100% of the 11% Notes will be tendered and repurchased in the tender offer along with the payment of a premium of approximately $4.7 million.

Our Sponsor

Our primary equity capital is being provided by MidOcean. MidOcean is a private equity firm that was founded in 2003 by former managers of DB Capital Partners, the late-stage private equity investment group of Deutsche Bank. Based in New York and London, MidOcean manages funds with aggregate capital commitments of approximately $3.7 billion and targets middle market companies in the U.S. and Europe in industries in which it has extensive knowledge, experience and contacts. Focus industries include consumer and leisure, media and communications, financial and business services and non-cyclical industrials. MidOcean invests in conjunction with management and uses its knowledge, experience and resources to focus on value creation in its portfolio companies. MidOcean’s notable current and past investments include Palace Entertainment, ONELINK Communications, LA Fitness, bezier, Jenny Craig, United Biscuits and Prestige Brands.

Our principal executive offices are located at 401 Broadhollow Road, Melville, New York 11747. Our telephone number at that location is (631) 715-4100. We are a New York corporation. The address of our website is www.sbarro.com. The information on our website, or that can be accessed through our website, is not part of this offering circular and you should not rely on such information.

Summary Consolidated Financial Data and Other Operating Information

We have derived the following summary historical consolidated statements of operations, cash flow and other financial data for the years ended December 28, 2003, January 2, 2005 and January 1, 2006 from our consolidated financial statements, which have been audited by BDO Seidman LLP, an independent registered public accounting firm. We derived the summary historical consolidated statements of operations, cash flow and other financial data for the forty weeks ended October 9, 2005 and October 8, 2006 and the summary consolidated balance sheet data as of October 8, 2006 from our unaudited consolidated financial statements. We prepared the summary unaudited interim financial data on a basis consistent with the audited consolidated financial statements as of and for the year ended January 1, 2006. In management’s opinion, the unaudited interim consolidated financial data reflects all adjustments that are necessary for a fair presentation of the results for the interim periods presented. All adjustments made were normal and recurring accruals. You should not expect the results of operations for the interim periods to necessarily be an indication of the results for a full year or any future period. You should read the following data in conjunction with “Selected Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this offering circular.

We have prepared the following summary unaudited pro forma consolidated statements of operations for the twelve months ended October 8, 2006 giving effect to the Transactions, as if they had occurred on October 10, 2005. The unaudited pro forma condensed consolidated income statement data for the twelve months ended October 8, 2006 was derived by (1) combining Sbarro’s historical adjusted consolidated statements of operations for the year ended January 1, 2006, with (2) Sbarro’s historical adjusted consolidated statements of operations for the forty weeks ended October 8, 2006 and (3) subtracting Sbarro’s historical adjusted consolidated statements of operations for the forty weeks ended October 9, 2005.

The pro forma as-adjusted consolidated balance sheet data reflect the Transactions as if they had occurred on October 8, 2006.

We have presented the unaudited pro forma financial data for informational purposes only. You should not consider the pro forma consolidated statements of operations and balance sheet data to be indicative of what the actual results would have been had the transactions described above been completed on the dates indicated nor should you expect the pro forma results to be an indication of the results of operations or financial condition as of any future date or for any future period. You should read the following data in conjunction with “Selected Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this offering circular.

	Historical					Pro Forma(5)
	Fiscal Year			Forty Weeks Ended		Last Twelve Months Ended October 8, 2006
	2003	2004(1)	2005	October 9, 2005	October 8, 2006
				(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands)
STATEMENTS OF OPERATIONS:
Revenues:
Restaurant sales	$314,708	$331,313	$329,187	$236,318	$240,128	$332,748
Franchise related income	10,868	12,093	12,410	9,285	10,678	13,803
Real estate and other	6,748	5,488	7,097	4,884	5,063	5,181

Total revenues	332,324	348,894	348,694	250,487	255,869	351,732

Costs and expenses:
Cost of food and paper products	67,446	72,073	66,519	49,026	46,428	63,790
Payroll and other employee benefits	89,614	90,857	89,351	66,198	65,736	88,639
Other operating costs	110,494	114,571	115,209	88,133	87,131	114,154
Depreciation and amortization	19,712	16,400	16,635	12,239	12,371	17,660
General and administrative	25,451	28,576	27,438	19,867	23,194	26,893
Asset impairment, restaurant closings and loss on sale of other concepts restaurant	6,073	2,202	859	300	474	1,033

Total costs and expenses	318,790	324,679	316,011	235,763	235,334	312,169

Operating income	13,534	24,215	32,683	14,724	20,535	39,563

Other (expense) income:
Interest expense	(31,039)	(30,694)	(30,680)	(23,679)	(23,782)	(30,706)
Interest income	694	654	1,277	869	2,001	2,409
Equity in net income (loss) of unconsolidated affiliates	425	855	(236)	(254)	153	—
Other income	—	1,181	—	—	—	—

Net other expense	(29,920)	(28,004)	(29,639)	(23,064)	(21,628)	(28,297)

Income (loss) before income taxes	(16,386)	(3,789)	3,044	(8,340)	(1,093)	11,266
Income taxes	844	534	1,693	1,035	580	1,782

Net income (loss)	$(17,230)	$(4,323)	$1,351	$(9,375)	$(1,673)	$9,484

CASH FLOW DATA:
Net cash provided by/(used in) operating activities	$11,034	$15,816	$21,581	$(11,226)	$(4,044)
Net cash used in investing activities	(8,521)	(8,906)	(10,805)	(8,126)	(9,011)
Net cash provided by (used in) financing activities	1,254	(340)	(687)	(99)	(156)

OTHER FINANCIAL AND RESTAURANT DATA:
EBITDA(2)	$33,671	$42,651	$49,082	$26,709	$33,059	$57,223
Adjusted EBITDA(2)						59,885
Rent expense	69,903	71,224	70,009	53,797	53,013	69,225
Cash interest expense, net						28,938
Capital expenditures	8,521	8,906	11,708	9,029	10,694	13,373
Number of restaurants at end of period:
Company-owned	533	511	494	495	479	479
Franchised	376	428	458	441	476	476
Other concepts(3)	27	22	25	25	24	7
Total Number of restaurants	936	961	977	961	979	962

CREDIT STATISTICS:
Pro forma ratio of adjusted EBITDA to cash interest expense, net(2)						2.1
Total debt to pro forma adjusted EBITDA(2)						5.0

	As of October 8, 2006
	Actual	As adjusted
	(in thousands) (unaudited)
BALANCE SHEET DATA:
Cash and cash equivalents	$59,878	$11,000
Working capital	44,796	601
Total assets	378,395	632,610
Long-term debt, net of original issue discount	268,658	300,000
Stockholders’ equity, as adjusted(4)	66,225	166,000

(1)	Our 2004 year contained 53 weeks. All other reported years contain 52 weeks. As a result, our 2004 year benefited from one additional week of operations over the other years which generated approximate revenues of $9 million and approximate income before taxes of $2.5 million.
(2)	EBITDA and adjusted EBITDA are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity.

EBITDA is a non-GAAP measure, which we define as earnings before interest income, interest expense, taxes, depreciation and amortization. We calculate adjusted EBITDA by adjusting EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations. You are encouraged to evaluate each adjustment and whether you consider each to be appropriate. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments in the presentation of EBITDA and adjusted EBITDA. Our presentation of EBITDA and adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present EBITDA and adjusted EBITDA because we consider them to be supplemental measures of our performance and because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and adjusted EBITDA when reporting their results. Further, EBITDA and adjusted EBITDA are common methods of valuing companies in our industry. EBITDA and adjusted EBITDA are non-GAAP measures used by management as comparative measures to the operating results of other companies in the same industry.

Our calculations of EBITDA may not be comparable to a similarly titled measure reported by other companies, since all companies do not calculate this non-GAAP measure in the same manner. EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, EBITDA and adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally.

Reconciliation of Net Income to Adjusted EBITDA

	Historical Data					Pro Forma
	Fiscal Year			Forty Weeks Ended		Last Twelve Months Ended October 8, 2006
	2003	2004	2005	October 9, 2005	October 8, 2006
				(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Reconciliation of Net Income to Adjusted EBITDA:
Net income (loss)	$(17,230)	$(4,323)	$1,351	$(9,375)	$(1,673)	$9,484
Income taxes	844	534	1,693	1,035	580	1,782
Interest income	(694)	(654)	(1,277)	(869)	(2,001)	(2,409)
Interest expense	31,039	30,694	30,680	23,679	23,782	30,706
Depreciation and amortization	19,712	16,400	16,635	12,239	12,371	17,660

EBITDA	$33,671	$42,651	$49,082	$26,709	$33,059	$57,223
Asset impairment, restaurant closings, and store pre-opening costs(a)						1,662
Management fee(b)						1,000

Adjusted EBITDA						$59,885

(a)	Adjustment to exclude asset impairment charges, restaurant closing costs, pre-opening costs and the net negative EBITDA for four underperforming restaurants closed in the LTM Period.
(b)	Reflects annual fees to be paid to MidOcean pursuant to the Professional Services Agreement. See “Certain Relationships and Related Party Transactions.”

(3)	Represents our other concepts restaurants some of which will be transferred to the Seller in connection with the Acquisition. We will retain our interest in Carmela’s of Brooklyn and Mama Sbarro, which operate in seven locations combined.
(4)	In 2005, we noted an error in our straight-line rent calculation and recorded $1.2 million to correct this error. The correction was to reduce the deferred rent balance and adjust to opening retained earnings. The effect was not individually material to any year presented and did not warrant a restatement in those years. In 2004, we noted an error in the minority interest account and accrued expenses. We recorded $569,000 to correct this error, which related to the recording of income and minority interest of a consolidated subsidiary in years prior to December 31, 2001. The correction was adjusted to opening retained earnings. The error resulted from the misinterpretation of certain partnership agreements concerning the sharing of the losses of two of the locations within this consolidated subsidiary.
(5)	The summary unaudited pro forma consolidated statements of operations for the twelve months ended October 8, 2006 give effect to the Transactions, as if they had occurred on October 10, 2005. The unaudited pro forma condensed consolidated income statement data for the twelve months ended October 8, 2006 was derived by (1) combining Sbarro’s historical adjusted consolidated statements of operations for the year ended January 1, 2006, with (2) Sbarro’s historical adjusted consolidated statements of operations for the forty weeks ended October 8, 2006 and (3) subtracting Sbarro’s historical adjusted consolidated statements of operations for the forty weeks ended October 9, 2005. Unaudited net income for the LTM Period reconciles to unaudited proforma net income for the LTM Period as follows (in thousands):

Net income for the LTM Period	$9,053
Withdrawn Assets adjustments (a)	4,703
Transactions adjustments(b)	(4,272)

Proforma net income for the LTM Period	$9,484

(a)	The adjustments made for the LTM Period are consistent with those adjustments made for the unaudited proforma condensed consolidated statements of operations for the year ended January 1, 2006 and the forty weeks ended October 9, 2005 and October 8, 2006 in footnote (1) in “Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data.”
(b)	The adjustments made for the LTM Period are consistent with those adjustments made for the unaudited proforma condensed consolidated statements of operations for the year ended January 1, 2006 and the forty weeks ended October 9, 2005 and October 8, 2006 in footnote (2) in “Notes to the Unaudited Pro Forma Condensed Consolidated Financial Data.”

RISK FACTORS

In addition to the risks below, other risks and uncertainties not known to us or that we deem to be immaterial may also materially adversely affect our business operations. All of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you could lose all of or a part of your original investment. You should carefully consider the risks described below as well as other information and data included in this offering circular before making an investment decision with respect to the notes.

Risks Related to Our Business

The success of our business is dependent on a number of factors that are not within our control.

The success of our franchisees’ and our company-owned restaurant operations is, and will continue to be, subject to a number of factors that are not within our control, including:

•	changes in consumer tastes;

•	national, regional and local economic conditions;

•	traffic patterns in the venues in which we operate;

•	discretionary spending priorities;

•	demographic trends;

•	consumer confidence in food quality, handling and safety;

•	consumer confidence in the security of shopping malls, downtown areas, airports, casinos, universities, travel plazas and other venues in which we and our franchisees operate;

•	weather conditions; and

•	the type, number and location of competing restaurants.

The success of our growth strategy will depend, in part, upon our ability to expand our franchise operations.

The success of our franchise operations is dependent upon our ability to:

•	locate and attract new franchisees and area developers;

•	maintain and enhance the “Sbarro” brand;

•	maintain satisfactory relations with our franchisees who may, in certain instances, have interests adverse to our interests;

•	monitor and audit the reports and payments received from franchisees; and

•	comply with applicable franchising laws, rules and regulations, as well as applicable laws in the foreign countries in which we seek, and have, franchisee and area development arrangements.

With respect to foreign franchisees, we are also at risk with respect to:

•	restrictions that may be imposed upon the transfer of funds from those countries;

•	the political and economic stability of the country; and

•	the country’s relationship with the United States

Our growth strategy requires us to extend the Sbarro concept into other high-pedestrian-traffic venues.

Traditionally, Sbarro has operated in the quick service market featuring pizza, pasta and other hot and cold Italian entries, principally in shopping malls. As the construction of new shopping malls in the U.S. has slowed, we have been seeking to expand our business into new settings, such as downtown areas, airports, casinos, universities and travel plazas.

Our expansion requires us to:

•	make significant capital investments;

•	devote significant management time and effort;

•	develop budgets for, and monitor, food, beverage, labor, occupancy and other costs at levels that will produce profitable operations; and

•	budget and monitor the cost of construction of new restaurants.

Further, limitations under the indenture governing the notes will restrict the amount of investment we may make in unrestricted subsidiaries, such as the joint ventures, which may limit certain of our growth efforts.

We cannot assure you that we will be able to successfully expand our existing operations on a profitable basis.

We operate in a highly competitive environment against strong competition.

The restaurant business is highly competitive. We believe that we compete on the basis of price, service, location and food quality. There is also active competition for management personnel and attractive shopping mall, downtown and other commercial locations suitable for restaurants. We compete in each market in which we operate with locally-owned restaurants, and national and regional restaurant chains, in certain cases.

Although we believe we are well-positioned to compete because of our leading market position, focus and expertise in the quick-service Italian specialty restaurant business and strong national brand name recognition, we could experience increased competition from existing or new companies and lose market share that, in turn, could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to service our debt obligations.

The availability, quality and cost of our ingredients fluctuates, which affects our financial results.

Significant increases in food and paper product costs, which we may not be able to pass on to our customers, could affect our financial results. Many of the factors in determining food and paper product prices, such as increases in the prices of the ingredients we use to prepare our foods, especially cheese, and inflation are beyond our control. Furthermore, adverse weather and other conditions can cause shortages and interruptions in, and also could adversely effect the availability, quality and cost of, the ingredients we use to prepare our foods. These events could adversely affect our financial results because we need to provide our customers with fresh products.

Increases in labor and occupancy costs could affect our profitability.

We have a substantial number of hourly employees whose wages are based on the federal or state minimum wage. Any increases in the federal or state minimum wage, as well as strong labor markets, can result in upward pressures on the wages and salaries we pay and could increase our labor costs. In addition, we have been experiencing higher occupancy costs with respect to leases for new restaurants and renewal leases for existing restaurant space. Increases in our labor and occupancy costs would decrease our profitability if we are unable to recover these increases by increasing the prices we charge our customers or if we are unable to attract new customers.

We are dependent on obtaining and retaining attractive high-pedestrian-traffic locations.

We are dependent on our ability to enter into new leases and renew existing leases on favorable terms. We find it more expensive to enter into such leases during periods when market rents are, as they have been, increasing. There is also active competition for attractive shopping mall, downtown and other commercial locations suitable for restaurants. As a result, as existing leases expire, we have not renewed some leases and have found it more expensive to continue to operate other existing locations.

Although we believe that we will be able to renew the existing leases that we wish to extend, there is no assurance that we will succeed in obtaining extensions in the future at rental rates that we believe to be reasonable or at all. Moreover, if some locations should prove to be unprofitable, we could remain obligated for lease payments even if we decided to withdraw from those locations. We will incur charges relating to the closing of such restaurants, consisting of lease termination costs. Impairment charges and other special charges will reduce our profits.

Negative publicity relating to one of our restaurants, including our franchised restaurants, could reduce sales at some or all of our other restaurants.

We are, from time to time, faced with negative publicity relating to food quality, restaurant facilities, health inspection scores, employee relationships or other matters at one of our restaurants or those of our franchisees. Adverse publicity may negatively affect us, regardless of whether the allegations are valid or whether we incur any liability. In addition, the negative impact of adverse publicity relating to one restaurant may extend beyond the restaurant involved to affect some or all of our other restaurants. If a franchised restaurant fails to meet our franchise operating standards, our own restaurants could be adversely affected due to customer confusion or negative publicity.

Food-borne illness incidents could result in liability to us and could reduce our restaurant sales.

We cannot guarantee that our internal controls and training will be fully effective in preventing all food-borne illnesses. Furthermore, our reliance on third-party food processors makes it difficult to monitor food safety compliance and increases the risk that food-borne illness would affect multiple locations rather than single restaurants. Some food-borne illness incidents could be caused by third-party food suppliers and transporters outside of our control. New illnesses resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, such as bovine spongiform encephalopathy (“BSE”), sometimes referred to as “mad cow disease,” that could give rise to claims or allegations on a retroactive basis. In addition, the levels of chemicals or other contaminants that are currently considered safe in certain foods may be regulated more restrictively in the future or become the subject of public concern.

The reach of food-related public health concerns can be considerable due to the level of attention given to these matters by the media. Local public health developments and concerns over diseases, including those caused by E.coli bacteria, could have a national adverse impact on our sales. Similarly, concerns related to particular food constituents or the byproducts of cooking processes could also have an adverse impact. This could occur whether or not the developments are specifically attributable to our restaurants or those of our franchisees or competitors.

We rely on one national independent wholesale distributor and replacing it could disrupt the flow of our food products and supplies.

We use one national independent wholesale distributor, to purchase and deliver most of the ingredients used to prepare the foods we serve, other than breads, pastries, produce, fresh dairy and certain meat products which are purchased locally for each restaurant. The distributor also purchases and delivers to us, on a national basis, restaurant supplies and certain other items that we use. The majority of spending on the products used in our restaurants are for proprietary products and we are involved in negotiating their cost with the manufacturers. The agreement expires in January 2008. While we are dependent upon this one national independent distributor, we believe that there are other distributors who would be able to service our needs. However, there can be no assurance that we will be able to replace our distributor with others on comparable terms or without disruptions to the flow of our food products and other supplies to our systems.

Our business is subject to governmental regulation.

We are subject to various federal, state and local laws affecting our business, as are our franchisees. Each of our restaurants and those owned by our franchisees are subject to a variety of licensing and governmental regulatory provisions relating to quality of food, sanitation, health, safety and, in certain cases, licensing of the sale of alcoholic beverages. Difficulties in obtaining, or the failure to obtain, required licenses or approvals can delay or prevent the opening of a new restaurant in any particular area. Furthermore, there can be no assurance that we will remain in compliance with applicable laws or licenses that we have or will obtain, the failure of which by a restaurant could result in our loss of the restaurant’s license and even the closing of the restaurant.

Regulations of the Federal Trade Commission (the “FTC”) and various state laws regulating the offer and sale of franchises require us to furnish to prospective franchisees a franchise offering circular containing prescribed information. We are currently registered to offer and sell franchises in nine states and are currently exempt from the franchise registration requirements in nine states based upon “large franchisor” exemptions. The states in which we are registered, and a number of states in which we may franchise, require registration of a franchise offering circular or a filing with state authorities. State franchise examiners have discretion to disapprove franchise registration applications based on a number of factors. There can be no assurance that we will be able to continue to comply with these regulations.

We depend on our senior management and other key employees.

Our success is dependent upon our senior management team. Since September 2003, we have added a significant number of independent executives to our management team. Our continued success is dependent upon our ability to attract and retain key employees. As a privately-held company, we may be unable to offer key executives liquid stock-based compensation of the type that our publicly-held competitors can offer. There is no assurance that we will be able to retain our existing senior management or attract other key employees.

Our results of operations fluctuate due to the seasonality of our business.

Our revenues and earnings are highest in our fourth fiscal quarter primarily due to increased volume in shopping malls during the holiday shopping season. As a result, our annual revenues and earnings are substantially dependent upon the amount of traffic in shopping malls during the holiday shopping period. Changes in the level of traffic in shopping malls during this period have a disproportionate effect on our annual results of operations. A weak holiday shopping season, which could be caused by, among other factors, a downturn in the economy, an expansion of on-line shopping or adverse weather conditions, could adversely affect our profitability.

We may, in the future, incur goodwill, trademark, franchise agreement and other asset impairment charges.

At October 8, 2006, on a pro forma basis after giving effect to the Transactions, the estimated carrying values of our trademarks, goodwill and franchise agreements were $300 million, $185 million and $30 million, respectively. We test, based on our estimates about the future cash flows from those assets, for impairment of assets with indefinite lives annually or earlier if impairment indicators exist. We also test for impairment of our long-lived assets. While we believe our estimates and judgments about future cash flows are reasonable, future impairment charges may be required if the expected cash flow estimates, as projected, do not occur or if events change requiring us to revise our estimates, and result in non-cash charges to our earnings in the period in which we make the adjustment.

We may not be able to protect our trademarks and other proprietary rights.

We believe that our trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, we devote substantial resources to the development and protection of our trademarks and proprietary rights. However, the actions taken by us may be inadequate to prevent infringement or other unauthorized use of our trademarks and other proprietary rights by others, which may thereby dilute our trademarks in the marketplace and/or diminish the value of such proprietary rights. We may also be unable to prevent others from claiming infringement or other unauthorized use of their trademarks and proprietary rights by us. In addition, others may assert rights in our trademarks and other proprietary rights. Our rights to our trademarks may in some cases be subject to the common law rights of any other person who began using the trademark (or a confusingly similar mark) prior to both the date of our registration and our first use of such trademarks in the relevant territory. We cannot assure you that third parties will not assert claims against our trademarks and other proprietary rights or that we will be able to successfully resolve such claims, which could result in our inability to use certain trademarks or other proprietary rights in certain jurisdictions or in connection with certain goods or services. Future actions by third parties may diminish the strength of our trademarks or other proprietary rights, injure the goodwill associated with our business and decrease our competitive strength and performance. We could also incur substantial costs to defend or pursue legal actions relating to the use of our trademarks and other proprietary rights, which could have a material adverse affect on our business, results of operation or financial condition.

Employment and workplace-related complaints or litigation may hurt us.

We are from time to time subject to employee claims alleging injuries, wage and hour violations, discrimination, harassment or wrongful termination. In recent years, a number of restaurant companies have been subject to lawsuits, including class action lawsuits, al1eging violations of federal and state law regarding workplace, employment and similar matters. Regardless of whether any claims against us are valid or whether we are ultimately determined to be liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our financial performance. A significant judgment for any claim(s) could have a material adverse effect on our financial condition or results of operations.

If we elect to implement internal control procedures necessary to comply with the Sarbanes-Oxley Act of 2002, we would incur significant costs without assurance that the procedures and controls we implement will be effective.

In order to comply with the reporting covenant in the indenture governing the notes offered hereby, we will be a voluntary filer of periodic reports with the Securities and Exchange Commission. As such, we are not required to implement the internal control over financial reporting procedures required by Section 404 of the Sarbanes-Oxley Act of 2002. However, we have begun to implement the processes and procedures that would be necessary to enable our management to furnish an internal control report to our registered public accounting firm, which would then be required to attest to, and report on, our management’s assessment. It is our present intention to complete development of these processes and procedures before the end of our 2007 fiscal year when non-accelerated filers of periodic reports with the SEC are presently required to have them in place. There can be no assurance that we will be able to complete the work necessary for our management to evaluate our controls and prepare its management report in a timely manner, that our management will be able to report that our internal control over financial reporting is effective or that our registered public accounting firm will be able to attest to our report.

If we elect not to proceed with this project, or if we are not able to develop effective controls, our ability to refinance the notes could be adversely affected. In addition, we estimate that, over the next two years, we will incur significant expenses to implement these procedures and controls, which will directly impact our results of operations.

We are controlled by MidOcean and their interests as equity holders may conflict with yours as a creditor.

Upon completion of the Transactions, MidOcean, our equity sponsor, will indirectly own a majority of our common stock and will control us. Through its ownership, our equity sponsor will be able to, among other things, elect a majority of the members of our board of directors, appoint new management, amend our certificate of incorporation and approve mergers or sales of substantially all of our assets. The interests of our equity sponsor might conflict with those of the holders of the notes. For example, the holders of the notes might want us to raise additional equity from our equity sponsor or other investors to reduce our leverage and pay our debts, while our equity sponsor might not want to increase its investment in us or have its ownership diluted and may instead choose to take other actions, such as selling our assets. See “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions.”

USE OF PROCEEDS

The gross proceeds of this offering are expected to be approximately $150.0 million. We expect to use the net proceeds from this offering, along with approximately $150.0 million to be borrowed under the Senior Credit Facilities, to finance, in part, the Acquisition, repay certain outstanding indebtedness and pay the related fees and expenses.

The following table illustrates the estimated sources and uses of funds relating to the Transactions. The actual amounts may differ at the time of the consummation of the Transactions.

Sources of Funds:	($ millions)	Uses of Funds:	($ millions)
Revolving credit facility(1)	$—	Consideration to Sellers	$190.3
Term loan facility	150.0	Refinance 11% Notes(2)	259.7
Notes offered hereby	150.0	Estimated Transactions expenses	16.0
Seller Equity	33.0
Common equity	133.0

Total sources	$466.0	Total uses	$466.0

(1)	Consists of a $25.0 million senior secured revolving credit facility. Revolver availability will be reduced by outstanding letters of credit. If the actual uses of funds exceed the estimated amounts set forth above, we will borrow additional funds from the revolving portion of our Senior Credit Facilities to pay the excess amounts.
(2)	Assumes that 100% of the 11% Notes will be tendered and repurchased in the tender offer along with the payment of a premium of approximately $4.7 million. See “Offering Circular Summary—Transaction Overview—The Financing Transactions”.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of October 8, 2006:

•	on an actual basis; and

•	as adjusted to give effect to the Transactions.

You should read this table in conjunction with our financial statements and the related notes to the financial statements included elsewhere in this offering circular. This table should also be read in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Condensed Consolidated Financial Data,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Other Indebtedness” included elsewhere in this offering circular.

	As of October 8, 2006
	Actual	As Adjusted
	(unaudited) (in thousands)
Cash and cash equivalents	$59,878	$11,000

Debt:
Existing Credit Facility	$—	$—
Revolving credit facility	—	—
Term loan facility	—	150,000
Notes offered hereby	—	150,000
11% Notes net of original discount(1)	253,878	—
Mortgage(2)	14,978	—

Total debt	268,856	300,000
Total stockholders’ equity	66,225	166,000

Total capitalization	$335,081	$466,000

(1)	Assumes that 100% of the 11% Notes will be tendered and repurchased in the tender offer along with the payment of a premium of approximately $4.7 million. See “Offering Circular Summary—Transaction Overview—The Financing Transactions”.
(2)	In March 2000, 401 Broadhollow Realty Corp., one of our subsidiaries, obtained a $16 million, 8.4% loan due in 2010, secured by a mortgage on our corporate headquarters building. In connection with the Acquisition, we will transfer our interest in 401 Broadhollow Realty Corp., which includes the obligations under the mortgage loan. See “Offering Circular Summary—Transaction Overview—The Acquisition”.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

The unaudited pro forma condensed consolidated financial data of Sbarro are presented to show how Sbarro might have looked if the Transactions had occurred on the dates and for the periods indicated below. We derived the following unaudited pro forma condensed consolidated balance sheet as of October 8, 2006 and the unaudited pro forma condensed consolidated statements of operations for the year ended January 1, 2006 and the forty weeks ended October 9, 2005 and October 8, 2006 by applying pro forma adjustments to our historical consolidated financial statements included elsewhere in this offering circular. The unaudited pro forma condensed consolidated balance sheet as of October 8, 2006 gives effect to the Transactions as if they had occurred on October 8, 2006. The unaudited pro forma condensed consolidated statements of operations for the year ended January 1, 2006 and the forty weeks ended October 9, 2005 give effect to the Transactions as if they had occurred on January 3, 2005. The pro forma condensed consolidated statements of operations for the forty weeks ended October 8, 2006 give effect to the Transactions as if they had occurred on January 2, 2006.

The term “Withdrawn Assets” refers to the following assets and related costs that are being transferred by the Company to the Sellers in connection with the Merger:

•	the interests in 401 Broadhollow Realty Corp. and 401 Broadhollow Fitness Center Corp., which own the corporate headquarters of the Company, the fitness center and the assets of the Sbarro Café located at the corporate headquarters;

•	a parcel of undeveloped real property located in East Northport, New York;

•	the interests in Boulder Creek Ventures LLC and Boulder Creek Holdings, LLC, which own a 40% interest in a joint venture that operates 15 steakhouses under “Boulder Creek” and other names; and

•	the interest in Two Mex-SS, LLC, which owns a 50% interest in a joint venture that operates two tex-mex restaurants under the “Baja Grill” name; and

•	the elimination of certain costs and expenses related to the offices of Mario Sbarro, Joseph Sbarro and Anthony Sbarro including salaries, bonus, benefits, payroll taxes and travel and entertainment.

The term “Financing Transactions” means, collectively, our:

•	entry into the Senior Credit Facilities;

•	issuance of $150.0 million in aggregate principal amount of notes offered hereby;

•	repurchase of all of our outstanding 11% Notes; and

•	payment of all related fees and expenses.

The Financing Transactions together with the Acquisition are referred to herein as the “Transactions.”

The pro forma adjustments related to the Transactions are preliminary and based on information obtained to date and are subject to revision as additional information becomes available. The pro forma adjustments described in the accompanying notes will be made as of the closing date of the Transactions but the actual adjustments may materially differ from those reflected in these unaudited pro forma condensed consolidated financial data.

The unaudited pro forma condensed consolidated financial data should not be considered indicative of actual results that would have been achieved had the Transactions been consummated on the date or for the periods indicated and do not purport to indicate consolidated balance sheet data or statement of operations data or other financial data as of any future date or for any future period. The unaudited pro forma condensed consolidated financial data should be read in conjunction with the information contained in “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes appearing elsewhere in this offering circular.

The Acquisition will be accounted for using the purchase method of accounting in accordance with SFAS No. 141, Business Combinations, pursuant to which the total purchase price of the Acquisition, including related fees and expenses, will be allocated to our net assets based upon our estimates of fair value. The unaudited pro forma condensed consolidated financial data have been prepared based on our preliminary estimates of fair value of our net assets using information available as of the date of this offering circular, which are subject to change. The final allocation of the total purchase price to our net assets will be made after the closing of the Acquisition based on a formal valuation of the fair value of our net assets and the resolution of any pre-closing or post-closing purchase price adjustments pursuant to the Merger Agreement. Consequently, the final calculation of the purchase price and the final allocation could vary from the purchase price and allocation presented herein, and the variations could be material.

SBARRO, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF OCTOBER 8, 2006

(In thousands)

	Historical	Withdrawn Assets Adjustments(1)		Excluding Withdrawn Assets	Transactions Adjustments(2)		Pro Forma
Assets
Current assets:
Cash and cash equivalents	$59,878	$560	(a)	$59,318	$300,000	(a)	$11,000
					133,000	(a)
					(16,000	)(a)
					5,684	(b)
					(255,000	)(c)
					(4,674	)(c)
					(165,181	)(d)
					(5,236	)(e)
					(40,911	)(e)
Receivables, net of allowance for doubtful accounts of $433
Franchise	2,297	—		2,297	—		2,297
Other	4,883	15	(a)	4,868	—		4,868

	7,180	15		7,165	—		7,165
Inventories	2,880			2,880			2,880
Prepaid expenses	9,466	44	(a)	9,422			9,422
Deferred income tax benefit, net	—	—		—	3,494	(f)	3,494

Total current assets	79,404	619		78,785	(44,824)		33,961
Property and equipment, net	78,018	18,181	(a),(b)	59,837	—	(s)	59,837

Intangible assets:
Trademarks	195,916	—		195,916	104,084	(g)	300,000
Franchise Agreements	—	—		—	30,000	(j)	30,000
Goodwill	9,204	—		9,204	33,000	(a)	185,297	(3)
					4,400	(a)
					4,852	(l)
					(81	)(l)
					157,326	(d)
					129,756	(f)
					(104,084	)(g)
					(9,872	)(h)
					(9,204	)(i)
					(30,000	)(j)
Deferred financing costs, net	2,839	128	(a)	2,711	11,600	(a)	11,600
					6,501	(k)
					(9,212	)(k)
Loans receivable from shareholders	5,587	—		5,587	(5,530	)(b)	57
Other assets	7,427	(4,585	)(c),(d)	12,012	(154	)(b)	11,858

Total assets	$378,395	$14,343		$364,052	$268,558		$632,610

See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

SBARRO, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF OCTOBER 8, 2006

(In thousands)

	Historical	Withdrawn Assets Adjustments(1)		Excluding Withdrawn Assets	Transactions Adjustments(2)		Pro Forma
Liabilities & Shareholder’s Equity
Current liabilities:
Accounts payable	$5,907	$76	(a)	$5,831	$—		$5,831
Accrued expenses	24,590	(351	)(a)	24,941	(1,325	)(r)	23,616
Accrued interest payable	1,768	—		1,768	—		1,768
Insurance premium financing	2,145	—		2,145	—		2,145
Current portion of mortgage payable	198	198	(a)	—	—		—

Total current liabilities	34,608	(77)		34,685	(1,325)		33,360
Deferred rent	8,904	(968	)(a)	9,872	(9,872	)(h)	—
Long-term debt, net of original issue discount	268,658	14,780	(a)	253,878	150,000	(a)	300,000
					150,000	(a)
					(255,000	)(c)
					1,122	(k)
Deferred income tax liability, net	—	—		—	133,250	(f)	133,250
Shareholder’s equity:
Preferred stock	—	—		—	33,000	(a)	33,000
Common stock	71	—		71	(71	)(l)	133,000
					133,000	(a)
Additional paid-in capital	10	—		10	(10	)(l)	—
Retained earnings	66,144	608	(a)	65,536	(4,674	)(c)	—
					(7,855	)(d)
					(5,236	)(e)
					(40,911	)(e)
					(9,204	)(i)
					(3,833	)(k)
					4,852	(l)
					1,325	(r)

Total shareholder’s equity	66,225	608		65,617	100,383		166,000

Total liabilities and shareholder’s equity	$378,395	$14,343		$364,052	$268,558		$632,610

See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

SBARRO, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED JANUARY 1, 2006

(In thousands)

	Historical	Withdrawn Assets Adjustments(1)		Excluding Withdrawn Assets	Transactions Adjustments(2)		Pro Forma
Revenues:
Restaurant sales	$329,187	$273	(e)	$328,914	$—		$328,914
Franchise related income	12,410	—		12,410	—		12,410
Real estate and other	7,097	2,546	(f)	4,551	—		4,551

Total revenues	348,694	2,819		345,875			345,875

Costs and expenses:
Cost of food and paper products	66,519	122	(e)	66,397	—		66,397
Payroll and other employee benefits	89,351	246	(e)	89,105	—		89,105
Other operating costs	115,209	42	(e)	115,167	—		115,167
Depreciation and amortization	16,635	603	(e),(f)	16,032	1,500	(m)	17,532
General and administrative	27,438	3,990	(f),(g)	23,448	1,000	(n)	24,448
Asset impairment, restaurant closings and loss on sale of other concepts restaurant	859	—		859	—		859

Total costs and expenses	316,011	5,003		311,008	2,500		313,508

Operating income	32,683	(2,184)		34,867	(2,500)		32,367

Other (expense) income:
Interest expense	(30,680)	(1,318	)(f)	(29,362)	(1,287	)(o),(p)	(30,649)
Interest income	1,277	—		1,277	—		1,277
Equity in net income (loss) of unconsolidated affiliates	(236)	(236	)(c),(d)	—	—		—

Net other expense	(29,639)	(1,554)		(28,085)	(1,287)		(29,372)

Income (loss) before income taxes	3,044	(3,738)		6,782	(3,787)		2,995
Income taxes	1,693	—		1,693	176	(q)	1,869

Net income (loss)	$1,351	$(3,738)		$5,089	$(3,963)		$1,126

See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

SBARRO, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE FORTY WEEKS ENDED OCTOBER 9, 2005

(In thousands)

	Historical	Withdrawn Assets Adjustments(1)		Excluding Withdrawn Assets	Transactions Adjustments(2)		Pro Forma
Revenues:
Restaurant sales	$236,318	$216	(e)	$236,102	$—		$236,102
Franchise related income	9,285	—		9,285	—		9,285
Real estate and other	4,884	2,192	(f)	2,692	—		2,692

Total revenues	250,487	2,408		248,079	—		248,079

Costs and expenses:
Cost of food and paper products	49,026	84	(e)	48,942	—		48,942
Payroll and other employee benefits	66,198	184	(e)	66,014	—		66,014
Other operating costs	88,133	35	(e)	88,098	—		88,098
Depreciation and amortization	12,239	462	(e),(f)	11,777	1,000	(m)	12,777
General and administrative	19,867	2,552	(f),(g)	17,315	769	(n)	18,084
Asset impairment, restaurant closings/remodels and loss on sale of other concepts restaurant	300	—		300	—		300

Total costs and expenses	235,763	3,317		232,446	1,769		234,215

Operating income	14,724	(909)		15,633	(1,769)		13,864

Other (expense) income:
Interest expense	(23,679)	(1,097	)(f)	(22,582)	(959	)(o),(p)	(23,541)
Interest income	869	—		869	—		869
Equity in net income (loss) of unconsolidated affiliates	(254)	(254	)(c),(d)	—	—		—

Net other expense	(23,064)	(1,351)		(21,713)	(959)		(22,672)

Income (loss) before taxes	(8,340)	(2,260)		(6,080)	(2,728)		(8,808)
Income tax expense (benefit)	1,035	—		1,035	(542	)(q)	493

Net loss	$(9,375)	$(2,260)		$(7,115)	$(2,186)		$(9,301)

See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

SBARRO, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE FORTY WEEKS ENDED OCTOBER 8, 2006

(In thousands)

	Historical	Withdrawn Assets Adjustments(1)		Excluding Withdrawn Assets	Transactions Adjustments(2)		Pro Forma
Revenues:
Restaurant sales	$240,128	$192	(e)	$239,936	$—		$239,936
Franchise related income	10,678	—		10,678	—		10,678
Real estate and other	5,063	1,741	(f)	3,322	—		3,322

Total revenues	255,869	1,933		253,936	—		253,936
Costs and expenses:
Cost of food and paper products	46,428	93	(e)	46,335	—		46,335
Payroll and other employee benefits	65,736	188	(e)	65,548	—		65,548
Other operating costs	87,131	46	(e)	87,085	—		87,085
Depreciation and amortization	12,371	466	(e),(f)	11,905	1,000	(m)	12,905
General and administrative	23,194	3,434	(f),(g)	19,760	769	(n)	20,529
Asset impairment, restaurant closings/remodels and loss on sale of other concepts restaurant	474	—		474	—		474

Total costs and expenses	235,334	4,227		231,107	1,769		232,876
Operating income	20,535	(2,294)		22,829	(1,769)		21,060

Other (expense) income:
Interest expense	(23,782)	(1,084	)(f)	(22,698)	(900	)(o),(p)	(23,598)
Interest income	2,001	—		2,001	—		2,001
Equity in net income (loss) of unconsolidated affiliates	153	153	(c),(d)	—	—		—

Net other expense	(21,628)	(931)		(20,697)	(900)		(21,597)

Income (loss) before income taxes	(1,093)	(3,225)		2,132	(2,669)		(537)
Income tax expense (benefit)	580	—		580	(174	)(q)	406

Net income (loss)	$(1,673)	$(3,225)		$1,552	$(2,495)		$(943)

See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL DATA

(1)	Reflects the following Withdrawn Assets Adjustments:

(a)	To reflect the withdrawal of the investment interests in 401 Broadhollow Realty Corp., and 401 Broadhollow Fitness Center Corporation and the Sbarro Cafe.

(b)	To reflect the withdrawal of a parcel of undeveloped real property located in East Northport, New York with a book value of $0.8 million.

(c)	To reflect the withdrawal of the investment interests in Boulder Creek Ventures LLC and Boulder Creek Holdings LLC which own a 40% interest in a joint venture that operates 15 steakhouses under “Boulder Creek” and other names with a book value of $4.6 million.

(d)	To reflect the withdrawal of the investment interest in Two-Mex SS Inc., which owns a 50% interest in a joint venture that operates two tex-mex restaurants with a negative book value of $(0.4) million.

(e)	To reflect the withdrawal of the operating results of the Sbarro Cafe.

(f)	To reflect the withdrawal of the operating results of 401 Broadhollow Realty Corp. and 401 Broadhollow Fitness Center Corp. including the interest expense related to the mortgage.

(g)	To reflect the elimination of cost and expenses relating to the offices of Mario Sbarro, Joseph Sbarro and Anthony Sbarro including salaries, bonus, benefits, payroll taxes, travel and entertainment.

(2)	Reflects the following Transactions Adjustments:

(a)	To record the purchase price of $466.0 million, which includes the Seller Equity, the common equity contribution from Sponsors, borrowings under our Senior Credit Facilities and the issuance of notes offered hereby.

(b)	To record the repayment of a majority of shareholder loans.

(c)	To record the repayment of 11% Notes and the prepayment premium of $4.7 million.

(d)	To record cash due to shareholders.

(e)	To record Sellers’ estimated transaction costs which include:

Paid by Shareholders:
Investment bank fees	$3,600
Professional fees	636
Tender cost for 11% Notes	1,000

$5,236

Paid by Company from cash due to Shareholders:
Sbarro executive compensation related to the Transactions	$38,264
Director compensation related to the Transactions	2,647

$40,911

(f)	To record deferred taxes resulting from the difference between the tax and book basis when fair value of the Acquisition was booked for purchase accounting under GAAP. (Predominately resulting from intangible assets referred to in notes (2)(g) and (2)(j)).

(g)

Represents the adjustment to reflect the fair value of the trademark intangible asset. The adjustment is based on preliminary estimates allocated to trademarks based on presently available information and on certain assumptions that we believe are reasonable; however, actual recording of the Acquisition will be based upon appraisals, evaluations and estimates of fair values. Trademarks are deemed to be indefinite lived intangible assets which will not be amortized in the future, rather tested annually for impairment under the provisions of FAS 142.

(h)	To write-off deferred rent resulting from the Acquisition as the acquiring entity will amortize the remaining scheduled operating lease commitments over the remaining lease periods on a straight-line basis, beginning with the date of acquisition. It has been assumed that all operating leases are at fair value and that any effect on the straight-line rent expense to the pro forma income statement is not material.

(i)	To eliminate historical goodwill of Sbarro.

(j)	Represents the adjustment to reflect the fair value of the franchise agreement intangible asset. The adjustment is based on preliminary estimates allocated to franchise agreements based on presently available information and on certain assumptions that we believe are reasonable; however, actual recording of the Acquisition will be based upon appraisals, evaluations and estimates of fair values. The intangible assets relating to franchise agreements have definite lives and will be amortized using a method that reflects the pattern in which the economic benefit of the assets will be consumed in the future.

(k)	To eliminate the unamortized deferred financing fees for the 11% Notes that will be repurchased.
(l)	To eliminate the shareholders’ equity of Sbarro after giving effect to pro forma adjustments.

(m)	To record amortization of intangible assets. (See note (2)(j)).

(n)	To record the annual management fee to Sponsors.

(o)	To eliminate the interest expense resulting from the repayment of the 11% Notes.

(p)	To record the interest expense resulting from the issuance of the notes offered hereby and the borrowings under the Senior Credit Facilities. In determining pro forma interest expense, we have assumed certain interest rates on our new indebtedness and assumed LIBOR is 5.36%, the LIBOR rate as of January 4, 2007. A 0.025% increase or decrease in the weighted average interest rate applicable to our indebtedness outstanding under the Senior Credit Facilities and the notes offered hereby would change pro forma interest expense and net income by $75,000 and $46,000, respectively, for the year ended January 1, 2006, $58,000 and $35,000, respectively, for the forty weeks ended October 9, 2005 and $58,000 and $35,000, respectively, for the forty weeks ended October 8, 2006.

(q)	To record the tax effect of interest expense and the change in the effective tax rate from a Subchapter S filing status to a C Corporation filing status.

(r)	To reverse accrued expenses relating to a long term executive bonus payment no longer due after consummation of the Transactions.

(s)	Based on information presently available, we assume our net book value of property and equipment approximates fair value and will become the new basis.

(3)	Goodwill was calculated follows:

Total Purchase Price		$466,000
Less Repayment of 11% Notes		(255,000)

Shareholders’ equity acquired, before adjustments	65,536

Write-offs relating to debt (see note (2)(k))	(3,833)
Write-offs of deferred rent (see note (2)(h))	9,872
Reverse accrued expenses (see note (2)(r))	1,325
Elimination of historical goodwill of Sbarro (see note (2)(i))	(9,204)
Estimated trademark value increase (see note (2)(g))	104,084
Tax effect of intangibles (see note (2)(f))	(129,756)
Estimated franchise agreement intangible (see note (2)(j))	30,000
Transaction costs paid by Company from cash to shareholders (see note (2)(e))	(40,911)
Transaction costs paid by shareholders (see note (2)(e))	(5,236)
Deferred financing costs (see note (2)(a))	11,600
Elimination of Sbarro shareholder equity (see note (2)(l))	81
Dividend to shareholders (see note (2)(d))	(7,855)

	(39,833)

Shareholder’s equity after pro forma adjustments		25,703

Goodwill		$185,297

BUSINESS

Our Company

We believe we are the world’s leading Italian QSR concept and the largest shopping mall-focused restaurant concept in the world. We have a global base of 955 units in 31 countries, with 479 company-owned units and 476 franchised units. Sbarro restaurants feature a menu of popular Italian food, including pizza, a selection of pasta dishes and other hot and cold Italian entrees, salads, sandwiches, drinks and desserts. For the LTM Period, we had pro forma system-wide sales of $620.0 million, pro forma total revenues of $351.7 million and pro forma adjusted EBITDA of $59.9 million, representing a margin of 17.0%. In addition, we have achieved same-store sales growth in excess of 4% for the past three years.

Our site selection philosophy is to locate restaurants in high-pedestrian-traffic locations such as shopping malls, downtown areas, airports, casinos, universities and travel plazas. These highly visible locations have helped create a valuable brand with strong recognition, evidenced by the concept’s estimated 50% unaided brand awareness. Furthermore, this brand awareness has been achieved without relying on traditional marketing efforts. The Sbarro brand is respected not only by consumers, but also by franchisees and real estate developers, who view Sbarro as a preferred component of their development plans.

Our 479 company-owned restaurants are all located domestically in 43 states and the District of Columbia and are comprised of 396 “food court” restaurants and 83 “in-line” restaurants. Food court restaurants are primarily located in areas designated by the location’s landlord exclusively for restaurant use and share a common dining area provided by the landlord. These restaurants generally occupy between 500 and 1,000 square feet, contain only kitchen and service areas, have a more limited menu and employ 6 to 30 persons, including part-time personnel. In-line restaurants, which are self-contained restaurants, usually occupy between 1,500 and 3,000 square feet, seat approximately 60 to 120 people and employ 10 to 40 persons, including part-time personnel. Our franchisees operate 476 restaurants, of which 289 are in the U.S. and 187 are located in 30 countries outside the U.S. and in U.S. territories. Our franchisees’ restaurants are located primarily in shopping malls and other high-pedestrian-traffic areas.

Our family-oriented restaurants offer cafeteria and buffet-style quick service designed to minimize customer waiting time and facilitate table turnover. Sbarro’s diverse menu of authentic Italian food offers its customers a compelling alternative to traditional fast food. All of our entrees are prepared fresh daily according to special recipes developed by us. We serve generous portions of quality Italian food at attractive prices. Our average check price is $7.06 and entree selections generally range in price from $5.49 to $7.99. Pizza, which is sold predominantly by the slice and accounts for approximately 60% of restaurant sales, is sold for approximately $3.00 a slice.

Our restaurants are generally open seven days a week serving lunch, dinner and, in a limited number of locations, breakfast, with hours conforming to those of the major department stores or other large retailers in the mall or trade area in which they are located. Typically, mall restaurants are open to serve customers 10 to 12 hours a day, except on Sunday, when mall hours may be more limited. For company-owned restaurants open a full year, average sales for the LTM Period were approximately $616,000 for a food court restaurant and $958,000 for an in-line restaurant. Our sales are highest in the fourth quarter due to increased traffic in shopping malls during the holiday shopping season.

Industry Overview

The Company competes primarily in the QSR segment of the restaurant industry. According to Technomic, the restaurant industry had estimated total sales of $330.8 billion for 2005, an increase of 5.6% over 2004. The QSR segment is the largest component of the U.S. restaurant industry with approximately $169 billion of annual sales, which accounts for 51% of total industry sales. Technomic reports that QSR sales grew at a CAGR of 6.2% between 2000 and 2005 and are expected to continue to experience attractive growth with a CAGR of 5.5% from 2005 through 2010. Growth in the QSR segment is expected to increase as the number of dual income families increases and the general public becomes increasingly time constrained. According to the U.S. Bureau of Labor Statistics, the percentage of mothers with a child under age six participating in the workforce increased from 39% in 1975 to 63% in 2005. Traditional QSR characteristics are high-speed of service, convenience, limited menu choice and value price points. We believe that increasing demand for higher quality QSR offerings presents a substantial growth opportunity for Sbarro and other concepts that combine the convenience of traditional QSRs with distinctive menus, higher food quality and improved decor.

The pizza category, which represents a significant portion of our overall sales, is one of the major categories of the QSR industry in the U.S. This category has an estimated $28.0 billion of annual sales and represents 16.4% of QSR sales. The segment posted 3.4% growth among the top 500 chains in 2005 and is expected to grow at a CAGR of 3.0% from 2005 to 2010.

Our Competitive Strengths

Leading Italian QSR Concept. We believe we are the world’s leading Italian QSR concept. We have a global base of 955 units, with 479 company-owned units and 476 franchised units. The brand has proven domestic and international appeal, with 768 domestic units in 46 states and the District of Columbia and 187 units in 30 countries outside the U.S. and in U.S. territories.

A Leader in High-Pedestrian-Traffic Venues. Our site selection philosophy targets high-pedestrian-traffic venues including shopping malls, downtown areas, airports, casinos, universities and travel plazas. Today, we are the largest shopping mall-focused restaurant concept in the world. High-pedestrian-traffic venues are attractive because they ensure a consistent and large captive audience with minimal marketing expense.

Anchor Food Court Tenant for Leading Mall Developers. Given our leading position in high-pedestrian-traffic venues, we are an important component of the development plans for leading mall developers. Sbarro is well-positioned with the leading national mall developers and is currently achieving lease renewal rates in excess of 95%.

Differentiated versus Pizza Delivery Competition. While pizza represents a significant portion of our overall sales, we have a differentiated business model in comparison to large national pizza delivery chains. We are primarily a mall-based provider that offers a significantly more diverse menu of quality, authentic Italian foods than typical QSR pizza operators. Our Company prepares its food fresh daily and sells its pizza primarily by the slice, a practice not typically seen at large national pizza delivery chains. Furthermore, our business model does not rely on traditional advertising, delivery or discounting to drive sales.

Attractive Unit Economics. Our unit designs require moderate initial capital investment and limited maintenance capital expenditures, which, when combined with strong AUV and attractive EBITDA margins, provides for significant returns on investment. Our food court units have an AUV of $616,000, a restaurant level EBITDA margin of 19.6% and an average cost to build of approximately $325,000 for the LTM Period. Our in-line units have an AUV of $958,000, restaurant level EBITDA of 17.0% and an average cost to build of $650,000 for the LTM Period. We target a return on investment of approximately 35%.

Experienced and Motivated Management Team. In 2004, we brought in a new executive management team led by Peter Beaudrault, who has over 35 years of experience in the foodservice industry and was formerly President and CEO of Hard Rock Café International. Mr. Beaudrault recruited a team of seasoned operators and executives, many of whom had previously worked with him at other restaurant companies. Our executive leadership is a cohesive team balanced between original Sbarro talent and established outside industry veterans. This team had an immediate and continuing impact on our performance achieving average same-store sales growth in excess of 4% for the past three years.

Our Strategy

We believe that there are significant opportunities to grow our business, strengthen our competitive position and enhance our brand through the execution of the following strategies:

Drive Same-Store Sales Growth. We intend to continue to drive same-store sales growth through a combination of menu innovation, intense focus on food quality and customer service and selective price increases. We are implementing these growth strategies through a number of initiatives including a renewed emphasis on promoting combination meal sales, a speed of service standard of three minutes or less, rigorous employee training programs and aggressive restaurant remodeling.

Restart Company-Owned Unit Growth. In conjunction with our going-private transaction in 1999, we chose to slow company-owned unit growth and as a result have only opened 13 new units since the beginning of 2003. By contrast, we opened an average of 41 units per year over the period 1991 to 1999. Management believes there exists substantial opportunity to increase the number of domestic company-owned stores in high-pedestrian-traffic locations and plans to open 16 company-owned units in 2007, of which 14 have committed leases.

Increase Penetration in Additional High-Pedestrian-Traffic Venues. Traditionally, we have operated principally in shopping malls, which will continue to be a core component of our growth strategy. We also intend to expand our penetration in other high-pedestrian-traffic settings including downtown areas, airports, casinos, universities and travel plazas, where we have modest penetration levels today.

Continue Domestic Franchise Growth. We currently have 289 domestic franchised units in 39 states and the District of Columbia. The majority of our domestic franchise units are operated by food service companies who manage food courts in high-pedestrian-traffic areas such as airports, universities and travel plazas. Our strategy is to continue to partner with these institutional food service companies to drive our growth in such locations.

Expand Our International Presence. We currently have 187 international franchise locations in 30 countries outside the U.S. and in U.S. territories, and we intend to significantly increase our international presence in a targeted number of countries by entering into significant development agreements with experienced restaurant operators. We currently have commitments for approximately 550 new restaurants with experienced restaurant operators in countries such as Russia, the Baltic states, India, Turkey and the United Arab Emirates.

Enhance Margins Through Operational Improvements. One of our priorities has been to reduce costs through stronger management controls and the effective implementation of new technologies. In 2005, we implemented a state-of-the-art point of sales system in our company-owned stores. The system’s store-level reporting capabilities have improved our ability to manage our supply chain and to quickly and efficiently change menus and pricing. The use of a single national distributor allows for the cost efficient delivery of supplies to all of our stores, and furthermore, we derive additional savings for our system by utilizing our scale to negotiate attractive terms from suppliers.

Company History

Sbarro was started as a family-run Italian gourmet market in 1956 by Gennaro and Carmela Sbarro. As their business began to expand, the Sbarro family identified the newly emerging concept of shopping malls as an ideal venue for their business. Malls shared many characteristics with city streets in their weekend and weekday lunch and dinner traffic patterns. Sbarro opened its first mall-based location in 1967 at King’s Plaza in Brooklyn, New York. Within a short time, the Company had established a presence in all major malls in Long Island and began seeking out mall locations on a regional and national basis. Sbarro opened in excess of 50 mall locations a year for over a decade as the popularity of malls swept across the country. In 1985, the Company became a publicly traded corporation with 83 company-owned and 53 franchised locations. On September 28, 1999, members of the Sbarro family bought out 100% of the Company’s stock in a going-private transaction.

Restaurant Expansion

The following table summarizes the number of company-owned and franchised Sbarro restaurants in operation during each of the years from 2001 through 2005 and the forty weeks ended October 8, 2006:(1)

	2001	2002	2003	2004	2005	Forty Weeks Ended October 8, 2006
Company-owned Sbarro restaurants:
Open at beginning of period(1)	641	607	563	533	511	494
Opened during the period	9	13	4	2	5	1
Acquired from (sold to) franchisees during period	—	(6)	(12)	(3)	(1)	3
Closed during period	(43)	(51)	(22)	(21)	(21)	(19)

Open at end of period	607	563	533	511	494	479

Franchised Sbarro restaurants:(2)
Open at beginning of period(3)	315	334	361	376	428	458
Opened during the period	42	43	41	63	48	47
Acquired from (sold to) Sbarro during period	—	6	12	3	1	(3)
Closed or terminated during period	(23)	(22)	(38)	(14)	(19)	(26)

Open at end of period	334	361	376	428	458	476

(1)	Excludes our other concepts restaurants some of which will be transferred to the Sellers in connection with the Acquisition. We will retain our interest in Carmela’s of Brooklyn and Mama Sbarro, which operate in seven locations combined.
(2)	Includes all locations including restaurants, kiosks and vending units.
(3)	Restated to account for units excluded in prior years

Restaurant Management

Our restaurants are managed by one general manager and one or two co-managers or assistant managers, depending upon the size of the location. Managers are required to participate in Sbarro training sessions in restaurant management and operations prior to the assumption of their duties. In addition, each manager is required to comply with an extensive operations manual containing procedures for assuring uniformity of operations and consistent high quality of products. We have a restaurant management bonus program that provides the management teams of company-owned restaurants with the opportunity to receive cash bonuses based on certain performance-related criteria of their location.

We employ 32 Directors of Operations, each of whom is typically responsible for the operations of 14 to 18 company-owned restaurants. Directors of Operations recruit and supervise the managerial staff of all company-owned restaurants and report to one of the six Vice Presidents of Operations. The Vice Presidents of Operations coordinate the activities of the Directors of Operations and report to our President and Chief Executive Officer.

Franchise Development

Growth in franchise operations occurs through the opening of new QSR restaurants by new and existing franchisees. Over the last two years, we have significantly reorganized and refocused our franchised operations. We currently employ a team of 15 experienced franchise professionals, who oversee both franchise development and franchise operations.

We currently have 289 domestic franchised units in 39 states and the District of Columbia. The majority of our domestic franchise units are operated by food service companies who manage food courts in high-pedestrian-traffic areas such as airports, universities and travel plazas. Our strategy is to continue to partner with these institutional food service companies to drive our growth in such locations.

We currently have 187 international franchise locations in 30 countries outside the U.S. and in U.S. territories, and we intend to significantly increase our international presence in a targeted number of countries by entering into significant development agreements with experienced restaurant operators. We currently have commitments for approximately 550 new restaurants with experienced restaurant operators in countries such as Russia, the Baltic states, India, Turkey and the United Arab Emirates.

In order to obtain a franchise, we generally require payment of an initial fee and continuing royalties at rates of 4% to 7% of gross revenues. We require the franchise agreements to end at the same time as the underlying lease, generally ten years, including a renewal period of the underlying lease, if applicable. Since 1990, the renewal option has also been subject to conditions, including remodeling or image enhancement requirements. The franchise and territorial agreements provide us with the right to terminate a franchisee for a variety of reasons, including insolvency or bankruptcy, failure to meet development schedules in cases of territorial rights, failure to operate its restaurant according to Sbarro standards, understatement of gross receipts, failure to pay fees, or material misrepresentation on a franchise application.

Seasonality

Revenues are highest in our fourth quarter due primarily to increased traffic in shopping malls during the holiday shopping season. Our annual revenues and earnings can fluctuate due to the length of the holiday shopping period between Thanksgiving and New Year’s Day and the number of weeks in our fourth quarter.

Employees

As of October 8, 2006, we employed approximately 4,800 persons, excluding employees of our other concepts, of whom approximately 2,500 were full-time field and restaurant personnel, approximately 2,200 were part-time restaurant personnel and 140 were corporate administrative personnel. None of our employees are covered by collective bargaining agreements. We believe our employee relations are satisfactory.

Suppliers

Substantially all of the food ingredients, beverages and related restaurant supplies used by our domestic restaurants are purchased from a national independent wholesale food distributor which is required to adhere to established product specifications for all food products sold to our restaurants. Breads, pastries, produce, fresh dairy and certain meat products are purchased locally by each restaurant. Soft drink mixes are purchased from major beverage producers under national contracts and distributed by our national independent distributor. Our current contractual arrangement, which expires in January 2008, requires us to purchase 95% of all of our food ingredients that are not purchased locally and related restaurant supplies through the distributor. The majority of spending on the products used in our restaurants are for proprietary products and we are involved in negotiating their cost with the manufacturers. We believe that there are other distributors who would be able to service our needs and that satisfactory alternative sources of supply are generally available for all items regularly used in our restaurants.

Competition

The restaurant business is highly competitive. We compete in the local and regional pizza restaurant category and with other concept QSRs primarily located in shopping malls on a local, regional and national basis. We believe we compete on the basis of menu selection, price, service, location and food quality. Factors that affect our business operations include changes in consumer tastes, inflation, national, regional and local economic conditions, population, traffic patterns, changes in discretionary spending priorities, restaurant demographic trends, national security, military action, terrorism, consumer confidence in food quality, handling and safety, weather conditions, the type, number and location of competing restaurants and other factors. There is also active competition for management personnel and attractive commercial shopping mall, city centers and other locations suitable for restaurants. Increased food, beverage, labor, occupancy and other costs could also adversely affect us.

Trademarks

Sbarro restaurants are operated under the following names: “Sbarro,” “Sbarro The Italian Eatery,” “Sbarro Fresh Italian Cooking,” “Cafe Sbarro,” “Umberto’s,” “Sbarro New York Pizza,” “Carmela’s Pizzeria,” “Mama Sbarro,” “Sbarro The Best Italian Choice,” “La Cucina Di Capri” and “Tony and Bruno’s”. Of these names, all but “Sbarro Fresh Italian Cooking” and “Umberto’s” are registered trademarks of the Company. In addition, we have also trademarked certain associated logos and styles and we have a license to use the trademarked name “Umberto’s”. We have also registered or filed applications to register “Sbarro” and “Sbarro The Italian Eatery” in several other countries. We believe that the Sbarro name is materially important to our business.

Properties

Our restaurants are located in both urban and suburban areas and are either food court or in-line (self-contained) restaurants. Food court restaurants are primarily located in areas designated by the location’s landlord exclusively for restaurant use and share a common dining area provided by the landlord. These restaurants generally occupy between 500 and 1,000 square feet, contain only kitchen and service areas. Our in-line locations, usually occupy between 1,500 and 3,000 square feet, seat approximately 60 to 120 people and employ 10 to 40 persons, including part-time personnel. We have 396 food court restaurants and 83 in-line restaurants. All of our restaurants are in leased facilities. Most of our restaurant leases provide for the payment of base rents plus real estate taxes, utilities, insurance, common area charges and certain other expenses, as well as percentage rents generally ranging from 8% to 10% of net restaurant sales in excess of stipulated amounts. Our leases generally have terms of 10 years.

We lease our corporate headquarters in Melville, New York which lease term expires in January 2017.

The following table summarizes the number and locations of our domestic company-owned and franchised restaurants as of October 8, 2006:

State	Number of Company-Owned Restaurants	Number of Franchise Restaurants	Total Number of Restaurants
Alabama	9	0	9
Arizona	9	3	12
Arkansas	4	1	5
California	52	21	73
Colorado	6	1	7
Connecticut	8	3	11
Delaware	2	2	4
District of Columbia	4	3	7
Florida	42	29	71
Georgia	16	5	21
Hawaii	0	5	5
Illinois	19	20	39
Indiana	3	6	9
Iowa	6	1	7
Kansas	4	2	6
Kentucky	6	3	9
Louisiana	7	0	7
Maine	2	3	5

State	Number of Company-Owned Restaurants	Number of Franchise Restaurants	Total Number of Restaurants
Maryland	12	6	18
Massachusetts	14	10	24
Michigan	20	4	24
Minnesota	9	17	26
Mississippi	4	0	4
Missouri	10	6	16
Nebraska	4	2	6
Nevada	11	4	15
New Hampshire	3	0	3
New Jersey	11	12	23
New Mexico	4	0	4
New York	38	32	70
North Carolina	15	6	21
North Dakota	0	1	1
Ohio	23	17	40
Oklahoma	5	4	9
Oregon	5	1	6
Pennsylvania	16	19	35
Rhode Island	1	1	2
South Carolina	7	2	9
Tennessee	8	6	14
Texas	19	7	26
Utah	0	8	8
Vermont	2	0	2
Virginia	17	11	28
Washington	11	2	13
West Virginia	2	2	4
Wisconsin	8	1	9
Wyoming	1	0	1

Total	479	289	768

Governmental Regulation

We are subject to various federal, state and local laws affecting our businesses, as are our franchisees. Each of our restaurants and those owned by our franchisees and joint ventures are subject to a variety of licensing and governmental regulatory provisions relating to quality of food, sanitation, building, health, safety and, in certain cases, licensing of the sale of alcoholic beverages. Difficulties in obtaining, or the failure to obtain, required licenses or approvals can delay or prevent the opening of a new restaurant in any particular area. Our operations and those of our franchisees and joint ventures are also subject to federal laws, such as minimum wage laws, the Fair Labor Standards Act and the Immigration Reform and Control Act of 1986. They are also subject to state laws governing such matters as wages, working conditions, employment of minors, citizenship requirements and overtime. Some states have set minimum wage requirements higher than the federal level.

We are also subject to Federal Trade Commission (“FTC”) regulations and various state laws regulating the offer and sale of franchises. The FTC and various state laws require us to furnish to prospective franchisees a franchise offering circular containing prescribed information. We are currently registered to offer and sell franchises, or are exempt from registering, in all states in which we operate franchised restaurants that have registration requirements. The states in which we are registered, and a number of states in which we may franchise, require registration of a franchise offering circular or a filing with state authorities. Substantive state laws that regulate the franchisor-franchisee relationship presently exist in a substantial number of states, and bills have been introduced in Congress from time to time which provide for federal regulation of the franchisor-franchisee relationship in certain respects. The state laws often limit, among other things, the duration and scope of non-competition provisions and the ability of a franchisor to terminate or refuse to renew a franchise.

Although alcoholic beverage sales are not emphasized in our restaurants, some of our restaurants serve beer and wine. Sales of beer and wine have historically contributed less than 1% of total revenues of our QSR restaurants. We believe that we are in compliance in all material respects with the laws to which we are subject.

Litigation

In December 1999, fourteen current and former general managers of Sbarro restaurants in California amended a complaint against us filed in the Superior Court of California for Orange County. The complaint alleges that the plaintiffs were improperly classified as exempt employees under the California wage and hour law. The plaintiffs were seeking actual damages, punitive damages and costs of the lawsuit, including reasonable attorneys fees, each in unspecified amounts. Plaintiffs filed a motion to certify the lawsuit as a class action, but the motion was denied by the court. The court issued a ruling in December 2003 which was unfavorable to us which we appealed as we believe errors were made by the trial judge and appealed the decision to the circuit court. On appeal, the Circuit Court affirmed the lower court’s decision in part and reversed it in part, finding that their damages should only be computed from October 1996 through May 9, 1999, the date we converted the compensation of general managers to an hourly rate rather than their later employment termination dates. The Circuit Court remanded the matter to the lower court with instructions on how to compute damages and to re-determine the amount of attorney’s fees awarded since such fees are to be based, to some extent, on the result obtained.

In September 2000, eight other current and former general managers of Sbarro restaurants in California filed a complaint against us in the Superior Court of California for Orange County alleging that the plaintiffs were improperly classified as exempt employees under California wage and hour law. The plaintiffs are seeking actual damages, punitive damages and costs of the lawsuit, including reasonable attorneys’ fees, each in unspecified amounts. Plaintiffs are represented by the same counsel who is representing the plaintiffs in the settled suit with two of the managers for immaterial amounts. The remaining parties to this case have agreed that it will be settled upon the same terms and conditions that the court orders in connection with its decision in the case discussed in the preceding paragraph.

In May 2004, a suit was filed by the landlord of one of our QSR locations as a result of premature termination of the lease on that location by one of our subsidiaries. The landlord has obtained a consent judgment against the subsidiary for approximately $75,000. The landlord now seeks to enforce the judgment against the company. While we do not believe the judgment can be enforced against us, we believe that our ultimate liability will not exceed $75,000 and have reserved for this amount in 2005.

In addition to the above complaints, from time to time, we are a party to claims and legal proceedings in the ordinary course of business. In our opinion, the results of such claims and legal proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations.

As of October 8, 2006, we reserved $1.4 million in our financial statements for contingent litigation liabilities related to the above mentioned litigation.

Insurance

We maintain commercial insurance to protect against and manage a portion of the risks involved in conducting our business. The cost to obtain real property insurance coverage has significantly increased due to the increase in hurricanes in recent years. We are fully insured for workers’ compensation, health care claims, general liability and automotive liability losses.